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                                    EXHIBIT 2

                                    AGREEMENT
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     Agreement made this 10th day of December, 1996, by and among Dawcin
International Corp. ("Dawcin"), First Equities Corp. ("First"), The Skulsky Trust ("Trust"), Edward Capuano ("Ed"), and Mel Levine ("Mel").

     WHEREAS, the parties have had various transactions and disputes, and

     WHEREAS, the parties desire to amicably resolve their disputes,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, it is agreed as follows:

     1. Dawcin hereby represents and warrants that it has 10,467,745 shares of common stock outstanding as of today. Simultaneously with the execution hereof, Dawcin shall execute the Board of Directors minutes authorizing, among other things, the distribution of the shares of common stock of First owned by Dawcin to Dawcin's shareholders as of December 10, 1996, and authorizing the return of the one share of preferred stock of First it owns of First. Immediately subsequent to the execution of this Agreement, Dawcin shall make the pro rata distribution of the First stock as set forth in the Board of Directors minutes, a copy of which is annexed hereto.

     2. Subsequent to the distribution of the shares of common stock of First owned by Dawcin, Ed shall return the 7,520,991 shares of common stock of Dawcin owned by him. It is expressly agreed that Ed is entitled to receive his pro rata share of the First shares distributed by Dawcin. Ed shall resign as officer and director of Dawcin simultaneously with the execution hereof. Ed represents that the 7,520,991 shares are all of the shares of Dawcin owned by him.

     3. It is expressly agreed that the Trust hereby exercises the warrant it owns of Dawcin, and thereby purchases the 529,505 shares of common stock of Dawcin pursuant to that warrant, making the total number of shares of Dawcin owned by the Trust 708,500. Subsequent to the distribution of the shares of common stock of First owned by Dawcin, the Trust shall return the 708,500 shares of common stock of Dawcin owned by it. It is expressly agreed that the Trust is entitled to receive its pro rata share of the First shares distributed by Dawcin.

     4. Simultaneously with the execution hereof, Dawcin shall return the one share of preferred stock of First owned by it of First. Dawcin shall deliver the share certificate endorsed in blank to First. Dawcin hereby relinquishes any claim to the preferred stock of First.

     5. Mel hereby waives any distribution of First shares from Dawcin, even though he presently is the record owner of 300,000 shares of common stock of Dawcin.

                           REPRESENTATIONS OF FIRST


     6. First is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification.
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     7. First has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of First's Articles of Incorporation, By-Laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which First is a party or by which First or the Shares may be bound or affected; the execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of First and, no further authorization or approval, whether of the stockholders or directors of First or governmental bodies or otherwise, will be necessary in order to enable First to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against First in accordance with its terms.

     8. First is not in violation of any material laws, governmental orders, rules or regulations to which First or any of its properties are subject.

     9. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby and First agrees to indemnify Dawcin against and hold Dawcin harmless from any claim made by any party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or under standing made by First.

     10. No representation or warranty contained in this Agreement or any attachment, statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Dawcin by First pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                           REPRESENTATIONS OF DAWCIN

     11. Dawcin is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification.

     12. Dawcin has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of Dawcin's Certificate of Incorporation, By-Laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which Dawcin is a party or by which

Dawcin may be bound or affected; the execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of Dawcin and, no further authorization or approval, whether of the stockholders or directors of Dawcin or governmental bodies or otherwise, will be necessary in order to enable Dawcin to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Dawcin in accordance with its terms.

     13. Dawcin is not in violation of any material laws, governmental orders, rules or regulations to which Dawcin or any of its properties are subject.


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

     14. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby and Dawcin agrees to indemnify First against and hold First harmless from any claim made by any party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or under standing made by Dawcin.

                                  MISCELLANEOUS

     15. Each of the parties hereto agrees that, at any time after the execution of this Agreement upon the reasonable request of the other, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further amendments to this Agreement, acknowl edgments, deeds, assignments, transfers, conveyances, instruments, consents and assurances as may reasonably be required to effect the transactions contemplated herein.

     16. The representations and warranties set forth herein shall survive for a period of two years following the date hereof.

     17. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, sent by telex or facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or when sent by facsimile transmission or, if mailed by certified or registered mail, five
(5) days after the date of deposit in the United States mail, postage prepaid, if addressed:

            (a)  in the case of Dawcin to:

                  Dawcin International Corp.
                  100 Garden City Plaza
                  Garden City, New York 11530
                  Attn: William G. Lucas, Chairman

            (b)  in the case of First, Ed and Trust to:

                  First Equities Corp.
                  520 Broad Hollow Road
                  Melville, New York 11747

                  Attn: Edward Capuano, President

     or to such other address or to such other person as any party shall have last designated by written notice given as herein provided.

     18. This Agreement contains the entire agreement between the parties hereto and there are no agreements, warranties or representations with respect to the subject matter hereof which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.


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     19. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State.

     20. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any party except with the prior written consent of the other.

     21. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     22. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     23. Notwithstanding anything else in this Agreement to the contrary, the parties hereto shall each be responsible for the payment of (and shall indemnify and hold the other party or parties hereto harmless against) any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contem plated by this Agreement, whether or not such transactions are consummated in whole or in part.

     24. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     25. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

     26. In the event that any dispute arises from the terms and/or conditions of this Agreement, then same shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in GARDEN CITY, NEW YORK, by one (1) arbitrator, in accordance with the rules of the Association then in effect. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator's reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto, and may be confirmed and enforced in any court having jurisdiction. The arbitrators may not amend or vary any provision of this Agreement.

     27. In the event Mel shall not execute this Agreement, it shall still be binding upon all of the other parties hereto.

     28. Simultaneously with the execution hereof, the parties shall execute releases in the form annexed hereto.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

                              DAWCIN INTERNATIONAL CORP.


                              By:/s/ William G. Lucas
                                 ------------------------


                              FIRST EQUITIES CORP.


                              By:/s/Edward R. Capuano
                                 ------------------------


                              THE SKULSKY TRUST


                              By:/s/ Jeffrey Skulsky
                                 ------------------------


                              /s/ Edward R. Capuano
                              ---------------------------
                              EDWARD R. CAPUANO


                              /s/ Mel Levine
                              ---------------------------
                              MEL LEVINE


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